Exhibit (10.3)

Eastman Kodak Company
2013 Omnibus Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of restricted stock units (“RSUs”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	Participant Name (the “Grantee”)
Grant Date:	Grant Date
Number of RSUs:	Number of RSUs In the event of a corporate event or transaction involving the Company, the number of RSUs subject to this Award shall be adjusted pursuant to Article 14 of the Plan.
Vesting Schedule

Vesting Date                                    Percentage Vesting

Date                                                 100%

The RSUs will only vest if the Grantee continuously serves on the Board from the Grant Date through the applicable Vesting Date, and except as otherwise provided by this Award Agreement, any unvested RSUs will be forfeited upon any termination of service.

Death; Approved Reason

In the event of the death of the Grantee or the termination of the Grantee’s service for an Approved Reason, any unvested RSUs as of the date of such death or termination shall become immediately vested and the Vesting Date for purposes of the Delivery Date (below) shall be the date of the Grantee’s death or termination for an Approved Reason.

For purposes of this Award Agreement, “Approved Reason” means a reason for terminating Board membership with the Company which, in the opinion of the Committee, is in the best interests of the Company.

Grantee Rights

The Grantee shall not have the right to exercise any of the rights or privileges of a shareholder with respect to the shares of Common Stock underlying the RSUs, whether or not vested, until such shares are actually issued to the Grantee.

Delivery Date

Within 30 days after the applicable Vesting Date, but in no event later than March 15 of the calendar year immediately following the calendar year in which the RSUs are no longer subject to a substantial risk of forfeiture for Section 409A purposes, the Company shall issue to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each RSU that vests on such date.

Notwithstanding the foregoing, if the Grantee make a timely election to defer payment of the RSUs pursuant to a Company plan that allows for such deferral, then on the date that payment of the RSUs would otherwise have been made to the Grantee, the Company shall instead credit the shares that otherwise would have been paid to the Grantee on such date to a bookkeeping account maintained under the applicable Company plan and payment shall from the Company plan will be made in accordance with its terms.

Transferability	The RSUs will not in any manner be subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.
Continued Service	The Grantee’s receipt of this Award does not give the Grantee right to remain in the service of the Company or as a member of the Board.
Grantee’s Rights Unsecured	The RSUs under this Award Agreement shall be unfunded, and the right of the Grantee to receive payment under this Award Agreement shall be an unsecured claim against the general assets of the Company.

Section 409A

The RSUs described in this Award Agreement are intended to be exempt from Section 409A under the short-term deferral exception thereto, and this Award Agreement shall be interpreted and administered consistent with such intention, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance.  The Company may unilaterally amend this Award Agreement for purposes of compliance if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.

Notwithstanding the foregoing, no person connected with the Plan or this Award Agreement in any capacity, including, but not limited to, Kodak and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the RSUs or any shares of Common Stock issued pursuant thereto, or that such tax treatment will apply to or be available to the Grantee.

All Other Terms:	The RSUs are subject to all other terms set forth in the Plan.
Plan Incorporation and Conflicting Terms

The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.  The Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs.  In the event of any conflict between this Award Agreement and the Plan, the terms of the Plan shall control unless the context indicates otherwise.